Exhibit 10.1

August 11, 2005

Mr. Kelly Flock

441 Bridoon Terrace

Encinitas, CA 92024

Dear Kelly:

We are pleased to offer you the position of Executive Vice President, Worldwide Publishing reporting to Brian Farrell, President and Chief Executive Officer.  Your start date will be August 29, 2005.  We look forward to a mutually beneficial and successful business relationship.  This letter sets out the terms and conditions of your employment with THQ.

Kelly, please note that the terms of your compensation package in all categories are the same or better than the rest of the Executive Team, with the exception of Brian Farrell.

The Compensation Plan and Benefits Package for your position is summarized on page two of this letter.  These terms may be modified at a later date; also, THQ may from time to time establish other policies and conditions regarding your employment.

In addition, this offer is made contingent upon your reading and signing the standard THQ’s Policy on Confidentiality of Information and Securities Trading and upon THQ receiving positive confirmation on a background screening that is conducted for all newly hired employees.

If you accept this offer, please sign at the spaces provided on both pages of this letter, indicating your acceptance.  If you do not do so within seven days from the date of this letter, this offer will expire.

By signing this letter, you understand and agree that your employment with THQ is at will.  Your employment with THQ is voluntarily entered into and we recognize you are free to resign at any time.  Similarly, it is recognized that THQ is free to conclude an employment relationship at any time we feel is appropriate.  While other terms of your employment may change with or without notice, this at will relationship can be changed only in a written agreement signed by you and an officer of THQ.

On your first day of work we will need evidence of your U.S. citizenship, or proof of your legal right to live and work in this country.

Welcome to the THQ team, Kelly.

Sincerely,

Bill Goodmen

Executive Vice President

Human Resources and Administration

Acceptance:

Kelly Flock	Date	Start Date: August 29, 2005

Kelly Flock

Compensation Plan and Benefits Package

Title:	Executive Vice President, Worldwide Publishing, reporting to President and Chief Executive Officer.

Base Salary:	$400,000 per year payable bi-weekly at the rate of $15,384.62. (26 pay periods/year)

Status:	Exempt

Health Insurance:	Blue Cross HMO, Blue Cross PPO, or Kaiser HMO. Eligibility begins on date of hire. In addition, you and your eligible dependents will be covered by Exec-U-Care at no cost to you.

Dental:	Coverage through MetLife. Eligibility begins on date of hire.

Vision:	Coverage through V.S.P. Eligibility begins on date of hire.

Life Insurance:	Three times base pay (capped at $1 million) — Eligibility effective on date of hire.

Short/Long Term Disability:	Eligibility effective on date of hire.

Vacation/Holidays:	Twenty (20) days per year vacation. Eight (8) paid holidays, plus two floating days per year.

401k Plan:

All full time regular employees are eligible to participate at the beginning of each quarter (January 1, April 1, July 1, and October 1) after 30 days of employment. 100% company match on first 4%. Six year vesting schedule for company match.

Bonus:	80% Target Bonus. Bonus will be based upon certain quantitative and qualitative performance measures and bonus will be determined annually by the Compensation Committee.

Profit Sharing:	Contributions are based on profitability, are generally made once each year and are up to the discretion of management.

Stock Options:	Board has approved 175,000 stock options (pre-split) and 25,000 PARS (pre-split). Will be eligible for annual stock grants as approved by the Board of Directors.

Deferred Compensation:	Eligible to participate in THQ’s Executive Deferred Compensation Plan.

Severance:

If, at any time during the eighteen (18) months following your first day of employment, your employment is terminated by the Company for reasons other than cause, as determined in the attached exhibit, you will be entitled to a severance payment equal to 18 months of pay, minus the number of days already worked within the 18 month period, with a minimum of 9 months pay.

Signing Bonus:	A $50,000 signing bonus will be paid within 30 days of employment.

Change of Control:	Eligible to participate in the attached Change of Control agreement.

Acceptance:
	Kelly Flock	Date

Attachment A

Termination by the Company for Cause.

The Company may, at its option, terminate Executive’s employment under this Agreement for any one or more of the following reasons:

(a)                                  Executive’s material breach of any confidentiality, non-competition, non-solicitation or assignment of inventions agreement between the Company and Executive;

(b)                                 Executive’s conviction of or entry of a plea of nolo contendere in any court for any business or financial crime or any felony;

(c)                                  Executive’s commission of an act of fraud, misappropriation or embezzlement upon the Company or any of its subsidiaries;

(d)                                 Executive’s repeated disregard of lawful and commercially reasonable instructions of the Company’s Chairman of the Board, Chief Executive Officer or Board of Directors consistent with Executive’s position relating to the business of the Company or any of its subsidiaries; or “after written notification thereof) Executive’s neglect of duties or failure to act which has, or is intended to have, a material adverse affect on the business or affairs of the Company or any of its subsidiaries;

(e)                                  Executive’s abuse of alcohol or other drugs or controlled substances that interferes with Executive’s performance of his obligations hereunder or which has had or can reasonably be expected to have a material adverse affect on the business or affairs of the Company;

(f)                                    Executive’s failure to apprise the Company’s Chairman of the Board of Chief Executive Officer of any material developments concerning the business and affairs of the Company or any of its subsidiaries within a reasonable time after the occurrence of such development; or Executive’s failure to truthfully and fully answer to the best of his knowledge and ability any questions asked of Executive concerning the business and affairs of the Company or any of its subsidiaries or Executive’s services posted to Executive by the Company’s Chairman of the Board, Chief Executive Officer or Board of Directors; or

(g)                                 Executive’s violation of any material Company policy.

Acceptance:

Date:
Kelly Flock